Exhibit 10.3

PURCHASE AGREEMENT
AND ESCROW INSTRUCTIONS

Between

FE PROPERTIES LAS VEGAS LLC

as Seller

and

SERIES C, LLC

as Buyer

February 5, 2014

PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS

DATED:	Dated to be effective as of February, 2014 (the “Effective Date”).

PARTIES:
This Purchase Agreement and Escrow Instructions is between FE PROPERTIES LAS VEGAS LLC, a Nevada limited liability company, as “Seller”, and SERIES C, LLC, an Arizona limited liability company, as “Buyer”.

WHEREAS, as of the Effective Date, Seller is the fee title owner of that certain improved property located at 7000 West Post Road, Las Vegas, Nevada, as legally described on Exhibit A attached hereto (the “Real Property”);

WHEREAS, as of the Effective Date, the Real Property is improved with a building containing approximately 95,899 square feet (the “Building”) which Real Property and Building are leased to Federal Express Corporation (“Tenant”) in accordance with a written lease as may be amended (the “Lease”). The Real Property, the Building, the improvements to the Real Property (the “Improvements”), the personal property, if any, of Seller located on the Real Property and Seller’s interest in the Lease and all rents issued and profits due or to become due thereunder are hereinafter collectively referred to as the “Property”; and

WHEREAS, Buyer desires to purchase the Property from Seller and Seller desires to sell the Property to Buyer free and clear of all liens, all as more particularly set forth in this Purchase Agreement and Escrow Instructions (the “Agreement”).

NOW THEREFORE, in consideration of the promises set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer (each, a “Party” and, collectively, the “Parties”) hereby agree as follows:

1.    INCORPORATION OF RECITALS. All of the foregoing Recitals are hereby incorporated as agreements of the Parties.

2.    BINDING AGREEMENT. This Agreement constitutes a binding agreement between Seller and Buyer for the sale and purchase of the Property subject to the terms set forth in this Agreement. Subject to the limitations set forth in this Agreement, this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns. This Agreement supersedes all other written or verbal agreements between the Parties concerning any transaction embodied in this Agreement. No claim of waiver or modification concerning the provision of this Agreement shall be made against a Party unless based upon a written instrument signed by such Party.

3.    INCLUSIONS IN PROPERTY.

(a)    The Property. The term “Property” shall also include the following:

(1)    all tenements, hereditaments and appurtenances pertaining to the Real Property;

(2)    all mineral, water and irrigation rights of Seller, if any, running with or otherwise pertaining to the Real Property;

(3)    all interest, if any, of Seller in any road adjoining the Real Property;

(4)    all interest, if any, of Seller in any award made or to be made or settlement in lieu thereof for damage to the Property by reason of condemnation, eminent domain or exercise of police power;

(5)    all of Seller’s interest in the Building, the Improvements and any other improvements and fixtures on the Real Property;

(6)    all of Seller’s interest, if any, in any equipment, machinery and personal property on the Real Property (the “Personalty”);

(7)    the Lease and security deposit, if any, now or hereafter due thereunder; and,

(8)    all of Seller’s interest, to the extent transferable, in all permits and licenses (the “Permits”), warranties (the “Warranties”), contractual rights and intangibles (including rights to the name of the Improvements as well as all construction contracts, subcontracts, architectural/engineering plans and/or agreements and similar agreements) with respect to the design, development, construction, operation, maintenance, repair and/or improvement of the Property (collectively, the “Contracts”).

(b)    The Transfer Documents. The Personalty shall be transferred by that certain bill of sale from Seller to Buyer, the agreed upon form of which is attached hereto as Exhibit B (the “Bill of Sale”); the Lease shall be transferred by that certain assignment and assumption of lease, the agreed upon form of which is attached hereto as Exhibit C (the “Assignment of Lease”); the Permits, Warranties and Contracts shall be transferred, to the extent transferable, by that certain assignment and assumption agreement, the agreed upon form of which is attached hereto as Exhibit D (the “Assignment Agreement”); and the Real Property, the Building and the Improvements shall be transferred and conveyed by execution and delivery of Seller’s Grant, Bargain, Sale deed, the agreed upon form of which is attached hereto as Exhibit E (the “Deed”). The Bill of Sale, the Assignment of Lease, the Assignment Agreement and the Deed are hereinafter collectively referred to as the “Transfer Documents”. Notwithstanding the foregoing, in the event any Warranty transfer requires the approval of the applicable warrantor, Seller shall use reasonable commercial efforts to obtain such approval no later than COE (as defined below), however such approval shall not in any manner be a condition to close the transaction contemplated by this agreement nor shall the COE be extended for such purpose. Seller shall not be obligated to expend any money to obtain such approvals.

4.    PURCHASE PRICE. The price to be paid by Buyer to Seller for the Property is Nineteen Million Four Hundred Fifty Thousand and No/100 DOLLARS ($19,450,000.00) (the “Purchase Price”), payable as follows:

(a)    Two Hundred Thousand and No/100 Dollars ($200,000.00) earnest money (said deposit, together with any and all interest earned or accrued thereon, the “Earnest Money Deposit”) to be deposited in escrow with First American Title National Commercial Services, The Esplanade Commercial Center, 2425 E. Camelback Road, Suite 300, Phoenix, Arizona 85016, Attention: Brandon Grajewski (“Escrow Agent”) not later than five (5) business days following the receipt by Escrow Agent of a fully-executed original of this Agreement (said receipt by Escrow Agent of both a fully-executed original of this Agreement and the Earnest Money Deposit, the “Opening of Escrow”), which Earnest Money Deposit is to be held by Escrow Agent until released to Seller or Buyer as provided herein or paid to Seller at close of escrow (“COE”). Except as provided in this Agreement to the contrary, the Earnest Money Deposit shall be non-refundable at the expiration of the Study Period unless earlier terminated; and

(b)    Nineteen Million Two Hundred Fifty Thousand and No/100 DOLLARS ($19,250,000.00) in additional cash, or other immediately available funds (as may be increased or decreased by such sums as are required to take into account any additional deposits, prorations, credits, or other adjustments required by this Agreement), to be deposited in escrow with Escrow Agent on or before COE, which sum is to be held by Escrow Agent until cancellation of this Agreement as provided herein or paid to Seller at COE.

5.    DISPOSITION OF EARNEST MONEY DEPOSIT. Seller and Buyer hereby instruct Escrow Agent to place the Earnest Money Deposit in a federally insured interest‑bearing passbook account on behalf of Seller and Buyer. The Earnest Money Deposit shall be applied as follows:

(a)    if Buyer terminates or cancels this Agreement, pursuant to the terms and conditions of this Agreement which permits Buyer to exercise such termination or cancellation rights, the Earnest Money Deposit shall be paid immediately to Buyer;

(b)    if the Earnest Money Deposit is forfeited by Buyer pursuant to this Agreement, such Earnest Money Deposit shall be paid immediately to Seller, and except as otherwise provided in this Agreement, shall be Seller’s agreed and total liquidated damages, it being acknowledged and agreed that it would be difficult or impossible to determine Seller’s exact damages; and

(c)    if escrow closes, the Earnest Money Deposit shall be credited to Buyer, automatically applied against the Purchase Price and paid to Seller at COE.

6.    PRELIMINARY TITLE REPORT AND OBJECTIONS. Within ten (10) days after the Opening of Escrow, Escrow Agent shall deliver a current Preliminary Title Report (the “Report”) for an ALTA extended coverage title insurance policy (the “Owner’s Policy”) on the Property to Buyer and Seller. The Report shall show the status of title to the Property as of the date of the Report and shall also describe the requirements of Escrow Agent for the issuance of the Owner’s Policy as described herein. The cost of the standard ALTA portion of the Owner’s Policy shall be paid by Seller with any extended coverage and lender’s title policy paid by the Buyer, provided, however, that any additional costs for endorsements required to cure one or more Objectionable Matters (as hereinafter defined), which Seller has agreed to cure, shall be issued at Seller’s sole cost and expense. In addition to the Report, Escrow Agent shall simultaneously deliver to Buyer legible copies of all documents identified in Part Two of Schedule B of the Report.

If Buyer is satisfied with title as shown in the Report, it shall provide Notice to Seller advising of Buyer’s approval of the Report (i) on or before expiration of the Study Period (as defined below) or (ii) ten (10) days from Buyer’s receipt of the Report, whichever is later. If Buyer is dissatisfied with any exception to title as shown in the Report and/or any matter disclosed by the Survey (collectively, the “Objectionable Matters”), then Buyer may either, by giving written notice thereof to Escrow Agent and Seller (i) on or before expiration of the Study Period (as defined below) or (ii) ten (10) days from Buyer’s receipt of the Report, whichever is later, (a) cancel this Agreement, whereupon the Earnest Money Deposit shall be returned to Buyer together with all documents deposited in escrow by Buyer, or (b) provisionally accept the title subject to Seller’s agreement to cause the removal of or otherwise cure the Objectionable Matters, in which case Seller may (at its sole cost), in its sole and absolute discretion, remove or otherwise cure the Objectionable Matters before COE. If written notice of satisfaction is not timely given by Buyer to Seller pursuant to the first sentence of this Section 6 or provisionally accepted pursuant to (b) above, then Buyer shall be deemed to have disapproved of the condition of the title of the Property as shown by the Report, and shall have elected to terminate this Agreement, whereupon the Earnest Money Deposit shall be returned to Buyer and all other obligations under this Agreement shall terminate. Seller shall notify Buyer in writing within five (5) days after receiving Buyer’s written notice of disapproval or objection, if Seller does not intend to remove (or cause the Escrow Agent to endorse over, to Buyer’s satisfaction) or otherwise cure any such Objectionable Matters. Seller’s lack of response shall be deemed as Seller’s affirmative commitment not to remove or otherwise cure the Objectionable Matters prior to COE.

In the event the Report is amended to include new exceptions that are not set forth in a prior Report, Buyer shall have until the later of (i) the expiration of the Study Period, or (ii) the date that is five (5) business days after Buyer’s receipt of the amended Report and copies of the documents identified in the new exceptions or new requirements, within which to cancel this Agreement and receive a refund of the Earnest Money Deposit or to provisionally accept the title subject to Seller’s agreement to cause the removal of or otherwise cure the Objectionable Matters. Seller shall notify Buyer in writing within five (5) days after receiving Buyer’s written notice of disapproval or objection, if Seller does not intend to remove (or cause the Escrow Agent to endorse over, to Buyer’s satisfaction) or otherwise cure any such additional Objectionable Matters. Seller’s lack of response shall be deemed as Seller’s affirmative commitment not to remove or otherwise cure the Objectionable Matters prior to COE.

If Seller serves notice to Buyer that Seller does not intend to remove or otherwise cure the Objectionable Matters before COE or otherwise fails to respond to Buyer’s notice of dissatisfaction within the requisite time period, Buyer shall, within ten (10) days thereafter, notify Seller and Escrow Agent in writing of Buyer’s election to either (i) terminate this Agreement, whereupon the Earnest Money Deposit shall be returned to Buyer and all other obligations under this Agreement shall terminate, or (ii) Buyer may waive such Objectionable Matters and the transaction shall close as scheduled. If Seller agrees to remove or otherwise cure the Objectionable Matters but fails or is unable to do so by the scheduled COE date (as may be extended), the scheduled COE date may be extended by Buyer for up to 10-days and Buyer shall, within such period, notify Seller and Escrow Agent in writing of Buyer’s election to either (i) declare Seller to be in default under this Agreement and terminate this Agreement, whereupon the Earnest Money Deposit shall be returned to the Buyer, Seller shall promptly reimburse Buyer for all out-of-pocket costs not to exceed Fifty Thousand Dollars ($50,000.00) incurred by Buyer and all other obligations under this Agreement shall terminate, or (ii) waive such Objectionable Matters whereupon the transaction shall close five (5) business days after Buyer notifies Seller of such election. If written notice of such election is not given by Buyer pursuant to the foregoing sentence, then Buyer shall be deemed to have elected to terminate this Agreement as set forth in such sentence.

Notwithstanding anything to the contrary contained in this Agreement, if after diligence and good faith efforts, Seller is unable to cure any Objectionable Matters that Seller agreed to cure and Seller has a reasonable belief that additional time will allow Seller to cure such Objectionable Matters, Seller may extend the Closing Date up to an additional 15-days to, in good faith, remove or otherwise cure the Objectionable Matters it has so agreed to remove or otherwise cure.

7.    BUYER’S STUDY PERIOD.

(a)    The Study Period. Buyer shall have until 11:59 p.m. MST on the later of the (i) thirtieth (30th) day after the Effective Date, (ii) thirtieth (30th) day after Buyer’s receipt of all deliveries of Seller’s Diligence Materials (as hereinafter defined), or (iii) tenth (10th) day after Buyer’s receipt of the Survey (as hereinafter defined) (the “Study Period”), at Buyer’s sole cost, within which to conduct and approve any investigations, studies or tests deemed necessary by Buyer, in Buyer’s sole discretion, to determine the feasibility of acquiring the Property, including, without limitation, Buyer’s right to: (i) review and approve the Survey, the Lease, Seller’s operating statements with respect to the Property, and the Contracts; (ii) meet and confer with Tenant; and, (iii) obtain, review and approve an environmental study of the Real Property and Building (collectively, “Buyer’s Diligence”).

(b)    Right of Entry.

i.From and after the Effective Date until the COE or earlier termination of this Agreement, Buyer and its authorized representatives may enter upon and inspect the Property in order to perform Buyer’s Diligence and environmental investigations, and may examine Seller’s Diligence Materials (other than appraisals, internal valuations or similar proprietary materials (“Proprietary Materials”)) during normal business hours as Buyer or its representatives may request.

All such inspections will be non-destructive in nature, and specifically will not include any physically intrusive or invasive testing, drilling, boring, sampling or removal of, on or through the surface of the Property (or any portion thereof), or any appurtenant easement areas, including any ground borings or invasive testing of the same, in each case unless Seller consents in writing in advance to any such testing, which consent may be given or withheld in Seller's sole and absolute discretion. No consent by Seller to such activity shall be deemed a waiver by Seller or assumption of liability or risk by Seller. All inspections will be performed in such a manner to minimize any interference with the business of the Tenant under the Lease and to avoid any violation of the Lease. Buyer may contact the Tenant of the Property or any consultant of Seller on and subject to the condition that Buyer provide Seller notice of and an opportunity to have a representative present at the time of such interview. All costs and expenses of any kind incurred by Buyer and relating to the inspection of the Property shall be solely at Buyer's expense. Seller shall have the opportunity to have a representative present at the time of making any such inspection and to impose limits and restrictions in connection therewith, provided that such opportunity shall not require Buyer to reschedule any such inspection due to Seller’s inability to be present. Buyer will notify Seller telephonically not less than one (1) business day in advance of making any such inspection.
ii.To the extent that Buyer or any of its officers, employees, managers, consultants, directors, shareholders, representatives, agents or contractors damages or disturbs the Property, Buyer will immediately return the same to substantially the same condition that existed prior to the damage or disturbance. Buyer hereby agrees to and will indemnify, defend and hold harmless Seller from and against any and all demands, claims (including, without limitation, causes of action in tort), legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen (collectively, “Claims”) that Seller may incur (including reasonable attorneys' fees actually incurred) as a result of any act or omission of Buyer or its officers, employees, managers, consultants, directors, shareholders, representatives, agents or contractors that results in damage to the Property or other property or injury to Persons, it being acknowledged and agreed that Buyer shall have no obligation to indemnify Seller for any Claims resulting from the discovery or release of any Hazardous Substances at the Property (other than Hazardous Substances brought onto the Property by Buyer or its representatives, agents, consultants or contractors, or any release of Hazardous Substances resulting from the negligence of Buyer or its representatives, agents, or contractors or any discovery or release of Hazardous Substances resulting from the negligence of Buyer or any of Buyer's representatives, agents or contractors or as a result of a breach of this Agreement). This indemnification agreement will survive the COE and any earlier termination of this Agreement. Buyer will maintain, and will ensure that Buyer's representatives, agents, consultants and contractors maintain, in full force and effect at all times during the term of this Agreement (i) commercial general liability insurance (with contractual liability coverage) in an amount not less than $1,000,000 per occurrence with a $2,000,000 combined single limit, and in form and substance adequate to insure against all liability of Buyer and its consultants, representatives, agents and contractors, respectively, and each of their respective agents, employees, representatives, consultants, officers, directors, managers, shareholders and contractors, arising out of inspections and testing of the Property made on Buyer's behalf and (ii) workman's compensation at statutory limits. Buyer agrees to cause Seller to be named as an additional insured under the commercial general liability insurance policies described above for purposes of this Section 7(b) and to provide to Seller a certificate of insurance with regard to each insurance policy required hereunder prior to any entry onto the Property by Buyer or its officers, employees, managers, consultants, directors, shareholders, representatives, agents or contractors, as the case may be, pursuant to this Section 7.
iii.Buyer will not conduct any investigation or inspection of the Property unless expressly authorized under this Agreement but subject to the restrictions herein, or otherwise approved in wiring in advance by Seller.
iv.Buyer shall keep the Property free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Buyer or any of Buyer's officers, representatives, managers, consultants, directors, shareholders, representatives, agents or contractors with respect to any inspection or testing of the Property. Buyer shall indemnify, defend and hold Seller harmless from and against any loss, cost, liability and expense (including reasonable attorneys' fees actually incurred) due to or caused by any such lien prohibited under this Section 7(b)(iv). Without the following being deemed to permit any such lien, if any such lien shall at any time be filed, Buyer shall cause the same to be discharged of record within ten (10) business days after knowledge by Buyer thereof by satisfying the same. Failure by Buyer to discharge such lien within said ten (10) business day period shall be a material breach of this Agreement and shall entitle Seller, at its option, and in addition to any other remedies available at law and/or equity, to immediately declare this Agreement to be terminated at which time the Earnest Money Deposit shall be immediately distributed to Seller. The provisions of this Section 7(b)(iv) will survive the termination of this Agreement for a period of one year.
Notwithstanding anything contained in this Section 7 to the contrary, any inspection rights and/or entry rights granted to Buyer hereunder shall at all times be subject to the rights of Tenant pursuant to the Lease.

(c)    Cancellation. Unless Buyer so notifies Seller and Escrow Agent, in writing, on or before the end of the Study Period of Buyer’s acceptance of Buyer’s Diligence and waiver of the contingencies as set forth in this Section 7, this Agreement shall be canceled and the Earnest Money Deposit shall be returned immediately to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement.

(d)    Tenant Right of First Refusal or Right of First Offer. The Lease contains a Tenant right of first refusal or right of first offer (either such right, a “ROFR”). Seller has notified Tenant pursuant to the Lease and obtained its unequivocal waiver of its ROFR as to the transaction contemplated by this Agreement. Both the Notice and Tenant response letter are attached hereto collectively as Exhibit G.

8.    DELIVERY OF SELLER’S DILIGENCE MATERIALS.

(a)    Seller delivered to Buyer’s representative, Eric Carstensen, all information set forth on Exhibit H, but specifically excluding Proprietary Materials (collectively, “Seller’s Diligence Materials”), all at no cost to Buyer. Buyer hereby acknowledges the receipt of all information set forth on Exhibit H. Should Seller receive new or updated information regarding any of the matters set forth in this Section 8 or on Exhibit H after the Effective Date and prior to COE, Seller will promptly notify Buyer of such fact and deliver complete copies thereof to Buyer, but in no event later than five (5) business days after receipt of such new or updated information.

(b)    BUYER ACKNOWLEDGES AND AGREES THAT SELLER MAKES NO REPRESENTATION OR WARRANTY OF ANY NATURE WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE OWNERSHIP, ENFORCEABILITY, ACCURACY, ADEQUACY OR COMPLETENESS OR OTHERWISE OF ANY OF THE RECORDS, EVALUATIONS, DATA, INVESTIGATIONS, REPORTS OR OTHER MATERIALS DELIVERED OR OTHERWISE MADE AVAILABLE TO BUYER (other than those specifically set forth in this Agreement or in any document to be executed and delivered by Seller to Buyer at the COE, and in such case, subject to the terms, limitations and conditions of this Agreement). The foregoing sentence will survive the COE and any termination of this Agreement. Seller has no obligation to obtain, commission or prepare any books, records, files, reports or studies of any kind or nature.

9.    THE SURVEY. Promptly after the Opening of Escrow, Buyer shall cause, at its sole cost and expense, a surveyor licensed in the State of Nevada to complete and deliver to Escrow Agent and Buyer a current, certified ALTA As-Built survey of the Real Property, Building and Improvements (the “Survey”). At Buyer’s request, Seller agrees to execute and deliver for recordation at COE a quitclaim deed using the legal description in the Survey. The Survey shall set forth the legal description and boundaries of the Property and all easements, encroachments and improvements thereon. Regardless of whether the survey is completed and received by Seller, it shall be deemed to be completed and received by Seller on the 45th day following the Effective Date of this Agreement for purposes of Section 7(a)(iii).

10.    IRS SECTION 1445. Seller shall furnish to Buyer in escrow by COE a sworn affidavit (the “Non-Foreign Affidavit”) stating under penalty of perjury that Seller is not a “foreign person” as such term is defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the “Tax Code”). If Seller does not timely furnish the Non-Foreign Affidavit, Buyer may withhold (or direct Escrow Agent to withhold) from the Purchase Price an amount equal to the amount required to be so withheld pursuant to Section 1445(a) of the Tax Code, and such withheld funds shall be deposited with the Internal Revenue Service as required by such Section 1445(a) and the regulations promulgated thereunder. The amount withheld, if any, shall nevertheless be deemed to be part of the Purchase Price paid to Seller.

11.    DELIVERY OF POSSESSION. Seller shall deliver possession of the Property to Buyer at COE subject only to the Permitted Exceptions. “Permitted Exceptions” means, collectively, (a) liens for taxes, assessments and governmental charges not yet due and payable, (b) the rights of the Tenant under the Lease, and (c) any other matters disclosed in Schedule B, Section 2 of the title commitment or disclosed in the Survey to which Buyer either does not make timely objection or waives any such objection.

12.    BUYER’S CONDITIONS PRECEDENT. In addition to all other conditions precedent set forth in this Agreement, Buyer’s obligations to perform under this Agreement and to close escrow are expressly subject to the following:

(a)    the delivery by Seller to Escrow Agent, for delivery to Buyer at COE, of the executed original Transfer Documents;

(b)    the issuance of the Owner’s Policy (or a written commitment therefor) in the amount of the Purchase Price (indicating the irrevocable commitment of the Title Company to issue an ALTA Owner's Policy 2006 without standard exceptions not attributable to acts of Buyer, but subject to the Permitted Exceptions), subject to the satisfaction of all requirements in the title commitment, including without limitation, the delivery by Seller and Buyer of all the Transfer Documents, the payment by Buyer to Seller of the Purchase Price and the payment by Buyer or Seller of all amounts owed to the Title Company and all other amounts specified in this Agreement to be paid by Buyer or Seller;

(c)    the deposit by Seller with Buyer not later than two (2) business days prior to COE of:
(i) an original estoppel certificate, in the form and substance as required by Section 33 of the Lease and attached thereto as Exhibit F;

(ii) a subordination, non-disturbance and attornment agreement executed by Tenant, in form and substance as required by Section 30 of the Lease and attached thereto as Exhibit G, for the benefit of Lender;

(e)    [intentionally omitted];

(f)    the deposit with Escrow Agent of an executed affidavit of Seller or, if Seller is a single-asset entity, of Seller’s principals or parent entity, and such other documentation as may be reasonably required by Escrow Agent to allow for the deletion of the mechanics’ lien exception from the Owner’s Policy;

(g)    the deposit with Escrow Agent of a letter from Seller to Tenant requesting that future rent under the Lease be paid to Buyer;

(h)    there has been no “Insolvency Event” with respect to the Tenant. As used in this subsection (h), an “Insolvency Event” shall have occurred if the Tenant becomes insolvent within the meaning of the United States Bankruptcy Code, 11 U.S.C. Sec. 101 et seq., as amended (the “Bankruptcy Code”), files or notifies Seller or any affiliate of Seller that it intends to file a petition under the Bankruptcy Code, initiates a proceeding under any similar law or statute relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts (collectively, hereinafter, an “Action”), becomes the subject of either a petition under the Bankruptcy Code or an Action, or is not generally paying its debts as the same become due;

(i)    delivery to Buyer of the original, if in the possession of Seller and then otherwise a copy, fully-executed Lease, and a copy of all guaranties thereof, all exhibits, amendments and other modifications thereto, and, if Seller is not the original landlord under the Lease, all assignments necessary to establish that Seller is the successor-in-interest to the landlord’s rights under the Lease. Buyer hereby acknowledges its receipt of a copy of the Lease with all exhibits and amendments which Seller hereby represents as being a full and complete copy of the same; and

(j)    delivery to Buyer of originals, if in the possession of Seller and then otherwise a copy, of the Contracts, Warranties and Permits, if any, in the possession of Seller or Seller’s agents, including, without limitation, any warranties covering the roof or any other part of the Improvements, and any correspondence with respect thereto, together with such non-proprietary leasing and property manuals, files and records which are material in connection with the continued operation, leasing and maintenance of the Property. Buyer hereby acknowledges its receipt of the Contracts, Warranties and Permits which Seller hereby represents as being full and complete copies of the same.

If the foregoing conditions have not been satisfied by the specified date or COE as the case may be, then Buyer shall have the right, at Buyer’s sole option, by giving written notice to Seller and Escrow Agent, to (i) cancel this Agreement, whereupon the Earnest Money Deposit shall be paid immediately by Escrow Agent to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement, (ii) extend such specified date or COE, as applicable, for such amount of time as Buyer deems reasonably necessary to allow Seller to satisfy such conditions or (iii) waive such conditions and proceed to COE.

13.    SELLER’S REPRESENTATIONS WARRANTIES AND COVENANTS.

(a)    Seller hereby represents and warrants to Buyer as of the Effective Date and again as of COE that:

(i)    there are no unrecorded leases (other than the Lease), or, to Seller’s actual knowledge, unrecorded liens or encumbrances which may affect title to the Property; any existing financing secured by the Property or any part thereof shall be satisfied and discharged in full at or prior to COE and any liens or encumbrances relating thereto shall be terminated and released of record at or prior to COE; and Seller does not have any defeasance, lender approval or prepayment obligations with respect to any existing financing which will delay the COE;

(ii)    to Seller’s knowledge, no notice of violation has been issued with regard to any applicable regulation, ordinance, requirement, covenant, condition or restriction relating to the present use or occupancy of the Property by any person, authority or agency having jurisdiction;

(iii)    to Seller’s knowledge, there is no impending condemnation or taking by inverse condemnation of the Property, or any portion thereof, by any governmental authorities;

(iv)    To Seller’s knowledge, except as set forth on Exhibit I, no investigation, action or proceeding is currently pending against Seller or relating to the Tenant’s use or occupancy of the Property or the Property. To Seller's knowledge, except as set forth on Exhibit I no investigation, action or proceeding has been threatened against Seller or relating to the Tenant’s use or occupancy of the Property or the Property, which, (i) if determined adversely to Seller would materially and adversely affect the use or value of the Property, or (ii) questions the validity of this Agreement or any action taken or to be taken by Seller pursuant to this Agreement;

(vi)    Other than the ROFR as disclosed to Buyer, to Seller’s knowledge, Seller has not entered into and there is not existing any other agreement, written or oral, under which Seller is or could become obligated to sell the Property, or any portion thereof, to a third party;

(vii)    Neither the execution, delivery or performance of this Agreement by Seller, nor compliance with the terms and provisions of this Agreement, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance on the Property pursuant to the terms of, any indenture, deed to secure debt, mortgage, deed of trust, note, lease, evidence of indebtedness or any other agreement or instrument by which Seller is bound;

(ix)    Seller has full power and authority to execute, deliver and perform under this Agreement as well as under the Transfer Documents;

(x)    Tenant has not notified Seller of any default by Seller under the Lease and to Seller’s knowledge no such default exists; Seller has sent no written notice of default to Tenant and, to Seller’s knowledge, no default of Tenant exists under the Lease; other than as disclosed to Buyer, in the past six (6) months, Seller has not received any notice or correspondence from Tenant or Tenant’s agents indicating Tenant’s desire, willingness or intent to amend, modify, assign or terminate the Lease nor any notice or correspondence requesting the consent of Seller to any of the foregoing;

(xi)    Tenant is not entitled to any free rent periods or rental abatements for any period subsequent to COE;

(xii)    To Seller’s knowledge, all amounts due and payable by Seller under the Contracts and the reciprocal easement agreement or declaration of covenants, conditions and/or restrictions (the “REA’s”) have been paid in full and no default of Seller exists under any of the Contracts or any of the REA’s, and no default of any other party exists under any of the Contracts or any of the REA’s;

(xiv)    Other than the ROFR as disclosed to Buyer and which consent has been obtained, no other consent of any third party is required in order for Seller to enter into this Agreement and perform Seller’s obligations hereunder;

(xv)    except as set forth in Seller’s Diligence Materials, Seller has received no written notification that any governmental or quasi-governmental authority has determined that there are any violations of any Environmental Law with respect to the Property, and (ii) to Seller's knowledge, no Hazardous Substances are present on or about the Property in violation of Environmental Laws or have been released or discharged from the Property in violation of Environmental Laws or in quantities that could require investigation, monitoring, clean-up, remediation or removal under Environmental Laws; and

(xvi)    to Seller’s knowledge, there are no proceedings pending for the increase of the assessed valuation of the Real Property;

(xix)    [intentionally omitted];

(xx)     Executive Order.
(a)    Seller is in compliance with the requirements of United States Presidential Executive Order 13224 (“Order”),and other similar requirements contained in the rules and regulations of the United States Office of Foreign Assets Control (“OFAC”)and in any enabling legislation or other Executive Orders or regulations in respect thereof.

(b)    Seller is not:

(1)    listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other Lists; or

(2)    a Person who has been determined by competent authority to be subject to the prohibitions contained in any of the Orders.

(xxi)    Seller is not (and, throughout the period transactions are occurring pursuant to this Agreement, will not be) and is not acting on behalf of (and, throughout the period transactions are occurring pursuant to this Agreement, will not be acting on behalf of) an “employee benefit plan” as defined in Section 3(3) of ERISA, that is subject to Title I of ERISA, a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code of 1986, as amended, or an entity deemed to hold the plan assets of any of the foregoing pursuant to 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.  Seller is either not, and is not using the assets of, a “governmental plan” as defined in Section 3(32) of ERISA or, if Seller is, or is using the assets of, a governmental plan, the transactions contemplated by this Agreement are not in violation of any laws applicable to Seller, regulating investments of, or fiduciary obligations with respect to, governmental plans.
(b)    Further, Seller hereby covenants to Buyer as of the Effective Date that:

(i)    Seller will not enter into nor execute any agreement, written or oral, under which Seller is or could become obligated to sell the Property, or any portion thereof, to a third party, without Buyer’s prior written consent;

(ii)    Seller will not, without the prior written consent of Buyer, take any action before any governmental authority having jurisdiction thereover, the object of which would be to change the present zoning of or other land‑use limitations, upon the Property, or any portion thereof, or its potential use;

(iii)    except for any item to be prorated at COE in accordance with this Agreement or required to be paid directly by Tenant pursuant to the Lease, all bills or other charges, costs or expenses arising out of or in connection with or resulting from Seller’s use, ownership, or operation of the Property up to COE shall be paid in full by Seller;

(iv)    all general real estate taxes, assessments and personal property taxes that have become due and payable with respect to the Property (except for those paid directly by Tenant under the Lease or that will be prorated at COE) have been paid or will be so paid by Seller prior to or contemporaneously with the COE;

(v)    between the Effective Date and COE or any earlier termination of this Agreement, Seller shall not execute or enter into any lease with respect to the Property or any part thereof, or terminate, amend, modify, extend or waive any rights under the Lease without Buyer’s prior written consent, which consent may be withheld at Buyer’s sole discretion;

(vi)    between the Effective Date and COE or any earlier termination of this Agreement, Seller shall, at its sole cost:

(1)    continue to operate and maintain the Property as heretofore operated by Seller in the ordinary course of business and consistent with Seller's past practices;

(2)    [intentionally omitted];

(3)    to the extent it is an obligation of Seller and not Tenant under the Lease, pay prior to or at the COE, all sums due for work, materials or services furnished or otherwise incurred by Seller in the ownership, use or operation of the Property up to COE;

(4)    comply with all governmental requirements applicable to the Property;

(5)    except as required by a governmental agency, not place or permit to be placed on any portion of the Property any new improvements of any kind or remove or permit any improvements to be removed from the Property without the prior written consent of Buyer which written consent shall not be unreasonably withheld;

(6)    without Buyer’s prior written consent, Seller shall not, by voluntary or intentional act cause or create any easement, or mechanic’s or materialmen’s liens to arise or to be imposed upon the Premises or any portion thereof, except where Seller disputes the basis for such lien, that affects title thereto, or to allow any amendment or modification to any existing easements or encumbrances; and

(7)    continue to enforce the terms, covenants and conditions of the Lease including but not limited those provisions of the Lease requiring Seller and/or Tenant to maintain the Property in its current condition and perform required and routine maintenance and make replacements of each part of the Property that is tangible property (whether real or personal) and perform repairs or make replacements to any broken, defective or malfunctioning portion the Property that is tangible property (whether real or personal) as the relevant conditions require;

(vii)    Seller shall and hereby does assign to Buyer on a non-exclusive basis, effective as of COE, all claims, counterclaims, defenses, or actions, whether at common law, or pursuant to any other applicable federal or state or other laws which Seller may have against any third parties relating to the existence of any Hazardous Materials in, at, on, under or about the Property (including Hazardous Materials released on the Property prior to COE and continuing in existence on the Property at COE). For the avoidance of doubt, this Section 13(b)(vii) shall not be deemed to waive, release or otherwise infringe upon Seller’s claims, counterclaims, defenses, or actions, whether at common law, or pursuant to any other applicable federal or state or other laws which Seller may have against any third parties relating to the existence of any Hazardous Materials in, at, on, under or about the Property (including Hazardous Materials released on the Property prior to COE and continuing in existence on the Property at COE);

(viii)    Seller shall not, without the prior written consent of Buyer, provide a copy of, nor disclose any of the terms of, this Agreement to any appraiser, and Seller shall instruct Broker that it may not provide a copy of nor disclose any of the terms of this Agreement to any appraiser without the prior written consent of Buyer; and

(ix)    should Seller receive notice or knowledge of any information regarding any of the matters set forth in this Section 13 after the Effective Date and prior to COE, Seller will notify Buyer of the same in writing.

Notwithstanding anything contained in this Agreement to the contrary, Seller covenants under this Section 13(b) shall be void in the event (i) Buyer or Seller cancels or otherwise terminates this Agreement or (ii) Buyer fails to purchase the Property as contemplated by this Agreement.

Seller shall have no liability with respect to any of the foregoing representations and warranties if, prior to the COE, Buyer has actual (and not constructive or imputed) knowledge of any information (from whatever source) that contradicts any of the foregoing representations and warranties, or renders any of the foregoing representations and warranties untrue or incorrect, and Buyer nevertheless consummates the transaction contemplated by this Agreement. Notwithstanding the foregoing, in the event Buyer has actual knowledge of any information (from whatever source) that contradicts any of the foregoing representations and warranties, or renders any of the foregoing representations and warranties untrue or incorrect, Buyer may terminate this Agreement and receive its Earnest Money Deposit back or extend the Closing Date for up to 30 days to allow Seller to cure any such defects. The foregoing sentence shall survive Closing and any termination of this Agreement, as applicable.

13.1    As-Is Sale; Release.

(a)Buyer acknowledges (i) that Buyer has entered into this Agreement with the intention of making and relying on its own investigations, inspections and assessments and those, if any, of Buyer's own consultants and representatives with respect to the physical, environmental, economic and legal condition of the Property, and (ii) that Buyer is not relying and will not rely upon any statements, representations or warranties of any kind (other than those specifically set forth in, and subject to the terms, conditions and limitations of, this Agreement or in any document to be executed and delivered by Seller to Buyer at the COE), made, or purported to be made, by Seller or anyone acting or claiming to act on Seller's behalf. Buyer will inspect the Property and will be fully familiar with its physical condition and, subject to the terms and conditions of this Agreement and of the Transfer Documents, will purchase the Property in an “AS IS” condition, “WITH ALL FAULTS,” on the Closing Date.
(b)EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN, AND SUBJECT TO THE TERMS, CONDITIONS AND LIMITATIONS OF, THIS AGREEMENT OR IN ANY OF THE TRANSFER DOCUMENTS TO BE EXECUTED AND DELIVERED BY SELLER TO BUYER AT THE COE, NEITHER SELLER NOR ANY REPRESENTATIVE OF SELLER (INCLUDING SELLER'S BROKER) HAS MADE, AND BUYER HAS NOT RELIED AND WILL NOT RELY (DIRECTLY OR INDIRECTLY) ON, ANY INFORMATION, PROMISE, REPRESENTATION OR WARRANTY CONCERNING OR REGARDING THE PROPERTY, EXPRESS OR IMPLIED, WHETHER MADE BY SELLER, ON SELLER'S BEHALF BY ANY SELLER REPRESENTATIVE (INCLUDING SELLER'S BROKER) OR OTHERWISE, INCLUDING AS TO THE PHYSICAL CONDITION OF THE PROPERTY, THE FINANCIAL CONDITION OF THE TENANTS OR GUARANTORS UNDER THE LEASES OR GUARANTIES, TITLE TO OR THE BOUNDARIES OF THE LAND, PEST CONTROL MATTERS, ENVIRONMENTAL CONDITIONS, SOIL CONDITIONS, LAND USE AND ZONING LAWS, DEVELOPMENT POTENTIAL OF THE LAND OR ANY PORTION THEREOF, REGULATIONS AND ORDERS, PUBLIC OR PRIVATE PERMITS OR APPROVALS, STRUCTURAL AND OTHER ENGINEERING CHARACTERISTICS, TRAFFIC PATTERNS, MARKET DATA, ECONOMIC CONDITIONS OR PROJECTIONS, PAST OR FUTURE ECONOMIC PERFORMANCE OF THE TENANTS OR GUARANTORS OR THE PROPERTY, AND ANY OTHER INFORMATION PERTAINING TO THE PROPERTY OR THE MARKET AND PHYSICAL ENVIRONMENTS IN WHICH THE PROPERTY IS LOCATED.
(c)NOTWITHSTANDING ANY OTHER PROVISION TO THE CONTRARY, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN, AND SUBJECT TO THE TERMS, CONDITIONS AND LIMITATIONS OF, THIS AGREEMENT OR IN ANY OF THE TRANSFER DOCUMENTS TO BE EXECUTED AND DELIVERED BY SELLER TO BUYER AT THE COE, NEITHER SELLER NOR ANY SELLER REPRESENTATIVE (INCLUDING SELLER'S BROKER) HAS MADE, AND SELLER DOES NOT HEREBY MAKE,

ANY REPRESENTATIONS OR WARRANTIES TO BUYER WHATSOEVER, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, WITH RESPECT TO THE PROPERTY, INCLUDING ANY WARRANTY OF CONDITION, MERCHANTABILITY, HABITABILITY OR FITNESS FOR A PARTICULAR USE, OR WITH RESPECT TO THE VALUE, PROFITABILITY, DEVELOPABILITY, OR MARKETABILITY OF THE PROPERTY. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN, AND SUBJECT TO THE TERMS, CONDITIONS AND LIMITATIONS OF, THIS AGREEMENT OR IN ANY OF THE TRANSFER DOCUMENTS TO BE EXECUTED AND DELIVERED BY SELLER TO BUYER AT THE COE, NEITHER SELLER NOR ANY SELLER REPRESENTATIVE (INCLUDING SELLER'S BROKER) HAS MADE, DOES NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY WITH REGARD TO THE CONDITION OR COMPLIANCE OF THE PROPERTY WITH RESPECT TO ANY ENVIRONMENTAL PROTECTION, HUMAN HEALTH, SAFETY, OR LAND USE LAWS, DEVELOPMENT POTENTIAL OF THE LAND OR ANY PORTION THEREOF, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, INCLUDING THOSE PERTAINING TO THE USE, HANDLING, GENERATION, TREATMENT, STORAGE, MANAGEMENT, OR DISPOSAL OF ANY HAZARDOUS SUBSTANCES, INCLUDING PETROLEUM PRODUCTS, ASBESTOS, AND LEAD-BASED PAINT, OR PUBLIC OR PRIVATE PERMITS OR APPROVALS. BUYER IS PURCHASING THE PROPERTY IN AN "AS IS" CONDITION, "WITH ALL FAULTS" AND WITHOUT ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES, EITHER EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, OF ANY KIND, NATURE, OR TYPE WHATSOEVER FROM OR ON BEHALF OF SELLER, OTHER THAN AS EXPRESSLY PROVIDED IN, AND SUBJECT TO THE TERMS, CONDITIONS AND LIMITATIONS OF, THIS AGREEMENT AND THE TRANSFER DOCUMENTS.
(d)BUYER REPRESENTS AND WARRANTS THAT (I) BUYER IS A KNOWLEDGEABLE, EXPERIENCED AND SOPHISTICATED BUYER OF REAL ESTATE, (II) BUYER, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT, AND IN ANY TRANSFER DOCUMENTS EXECUTED AND DELIVERED BY SELLER TO BUYER AT COE (AND SUBJECT TO THE TERMS, CONDITIONS AND LIMITATIONS OF THIS AGREEMENT AND SUCH TRANSFER DOCUMENTS), (A) HAS RELIED AND SHALL RELY SOLELY ON BUYER'S OWN EXPERTISE AND THAT OF BUYER'S CONSULTANTS IN PURCHASING THE PROPERTY, AND (B) HAS RELIED AND SHALL RELY SOLELY ON BUYER'S OWN KNOWLEDGE OF THE PROPERTY BASED SOLELY ON BUYER'S INVESTIGATIONS AND INSPECTIONS OF THE PROPERTY, AND (C) ACKNOWLEDGES AND AGREES THAT BUYER HAS NOT RELIED ON, AND SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY, ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS, OR INFORMATION PERTAINING TO THE PROPERTY FURNISHED BY SELLER, ANY REAL ESTATE BROKER (INCLUDING SELLER'S BROKER), CONTRACTOR, AFFILIATE, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON. BUYER ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS THE “AS-IS” NATURE OF THIS SALE AND ANY FAULTS, LIABILITIES, DEFECTS OR OTHER ADVERSE MATTERS THAT MAY BE ASSOCIATED WITH THE PROPERTY. BUYER ACKNOWLEDGES AND AGREES THAT THE DISCLAIMERS, WAIVERS AND OTHER AGREEMENTS SET FORTH IN THIS SECTION 4.2 ARE AN INTEGRAL PART OF

THIS AGREEMENT AND THAT SELLER WOULD NOT HAVE AGREED TO SELL THE PROPERTY TO BUYER FOR THE PURCHASE PRICE WITHOUT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH IN THIS SECTION 4.2.
(e)BUYER HEREBY REPRESENTS AND WARRANTS TO SELLER THAT: (A) BUYER IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION IN RELATION TO SELLER; (B) BUYER IS REPRESENTED BY COMPETENT LEGAL COUNSEL IN CONNECTION WITH THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT; AND (C) BUYER IS PURCHASING THE PROPERTY FOR BUSINESS, COMMERCIAL, INVESTMENT OR OTHER SIMILAR PURPOSE AND NOT FOR USE AS BUYER'S RESIDENCE.
(f)EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN AND SUBJECT TO THE TERMS, CONDITIONS AND LIMITATIONS OF THIS AGREEMENT, AND ANY TRANSFER DOCUMENTS EXECUTED AND DELIVERED BY SELLER TO BUYER AT COE, EFFECTIVE AS OF THE COE, BUYER AND ANYONE CLAIMING BY, THROUGH OR UNDER BUYER HEREBY WAIVES ITS RIGHT TO RECOVER FROM AND FULLY AND IRREVOCABLY RELEASES SELLER AND ITS RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS, REPRESENTATIVES, REAL ESTATE BROKERS (INCLUDING SELLER’S BROKER), AGENTS, SERVANTS, ATTORNEYS, AFFILIATES, PARENTS, SUBSIDIARIES, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE “RELEASED PARTIES”) FROM ANY AND ALL CLAIMS THAT BUYER OR ANY SUCH OTHER RELEASING PARTY MAY NOW HAVE OR HEREAFTER ACQUIRE, DIRECT OR INDIRECT, AND WHETHER CONTINGENT, CONDITIONAL OR OTHERWISE, AGAINST ANY OF THE RELEASED PARTIES, AND EACH OF THEM, ARISING FROM OR RELATED TO (A) THE CONDITION (INCLUDING ANY CONSTRUCTION DEFECTS, ERRORS, OMISSIONS OR OTHER CONDITIONS, LATENT OR OTHERWISE, AND THE PRESENCE IN THE SOIL, AIR, STRUCTURES AND SURFACE AND SUBSURFACE WATERS OF MATERIALS OR SUBSTANCES THAT HAVE BEEN OR MAY IN THE FUTURE BE DETERMINED TO BE HAZARDOUS SUBSTANCES OR OTHERWISE TOXIC, HAZARDOUS, UNDESIRABLE OR SUBJECT TO REGULATION AND THAT MAY NEED TO BE SPECIALLY TREATED, HANDLED OR REMOVED FROM THE PROPERTY UNDER CURRENT OR FUTURE ENVIRONMENTAL LAWS, VALUATION, SALABILITY OR UTILITY OF THE PROPERTY, OR ITS SUITABILITY FOR ANY PURPOSE WHATSOEVER AS OF THE CLOSING DATE, AND (B) ANY INFORMATION FURNISHED BY, ANY STATEMENT MADE BY OR ANY ACT OR OMISSION OF ANY ONE OR MORE OF THE RELEASED PARTIES UNDER OR IN CONNECTION WITH THIS AGREEMENT. THIS RELEASE INCLUDES CLAIMS OF WHICH BUYER IS NOW UNAWARE OR WHICH BUYER DOES NOT SUSPECT TO EXIST WHICH, IF KNOWN BY BUYER, WOULD MATERIALLY AFFECT BUYER'S RELEASE OF SELLER AND THE OTHER RELEASED PARTIES. IN THIS CONNECTION AND TO THE EXTENT PERMITTED BY LAW, BUYER HEREBY AGREES, REPRESENTS AND WARRANTS THAT BUYER REALIZES AND ACKNOWLEDGES THAT FACTUAL MATTERS NOW UNKNOWN TO BUYER MAY HAVE GIVEN OR MAY HEREAFTER GIVE RISE TO CLAIMS WHICH ARE PRESENTLY UNKNOWN, UNANTICIPATED AND UNSUSPECTED, AND BUYER FURTHER AGREES, REPRESENTS AND WARRANTS THAT THE WAIVERS AND

RELEASES HEREIN HAVE BEEN NEGOTIATED AND AGREED UPON IN LIGHT OF THAT REALIZATION AND THAT BUYER NEVERTHELESS HEREBY INTENDS TO, EXCEPT AS TO REPRESENTATIONS AND WARRANTIES BY SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT AND ANY TRANSFER DOCUMENTS EXECUTED AND DELIVERED BY SELLER TO BUYER AT COE, SUBJECT TO THE TERMS, CONDITIONS AND LIMITATIONS OF THIS AGREEMENT AND SUCH TRANSFER DOCUMENTS, RELEASE, DISCHARGE AND EXCULPATE SELLER AND THE OTHER RELEASED PARTIES FROM ANY SUCH UNKNOWN CLAIMS.
(g)BUYER ACKNOWLEDGES THAT, AS OF THE CLOSING DATE, BUYER WILL HAVE INSPECTED THE PROPERTY AND OBSERVED ITS PHYSICAL CHARACTERISTICS AND EXISTING CONDITIONS AND WILL HAVE HAD THE OPPORTUNITY TO CONDUCT SUCH INVESTIGATIONS AND STUDIES ON AND OF THE PROPERTY AS BUYER DEEMS NECESSARY, AND HEREBY WAIVES ANY AND ALL OBJECTIONS TO, CLAIMS OR COMPLAINTS REGARDING THE PROPERTY AND ITS CONDITION, INCLUDING FEDERAL, STATE OR COMMON LAW BASED ACTIONS AND ANY PRIVATE RIGHT OF ACTION UNDER STATE AND FEDERAL LAW TO WHICH THE PROPERTY IS OR MAY BE SUBJECT, INCLUDING ENVIRONMENTAL LAWS, PHYSICAL CHARACTERISTICS AND EXISTING CONDITIONS, INCLUDING STRUCTURAL AND GEOLOGIC CONDITIONS, SUBSURFACE SOIL AND WATER CONDITIONS AND SOLID AND HAZARDOUS WASTE AND HAZARDOUS SUBSTANCES ON, UNDER, ADJACENT TO OR OTHERWISE AFFECTING THE PROPERTY, PROVIDED THAT SUCH WAIVER SHALL NOT BE EFFECTIVE WITH RESPECT TO ANY REPRESENTATION OR WARRANTY BY SELLER THAT IS EXPRESSLY CONTAINED IN THIS AGREEMENT OR ANY TRANSFER DOCUMENT SELLER EXECUTES AND DELIVERS TO BUYER AT COE, SUBJECT TO THE TERMS, CONDITIONS AND LIMITATIONS OF THIS AGREEMENT AND SUCH TRANSFER DOCUMENTS. EXCEPT AS TO REPRESENTATIONS AND WARRANTIES BY SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT AND ANY TRANSFER DOCUMENTS EXECUTED AND DELIVERED BY SELLER TO BUYER AT COE, SUBJECT TO THE TERMS, CONDITIONS AND LIMITATIONS OF THIS AGREEMENT AND SUCH TRANSFER DOCUMENTS, BUYER FURTHER HEREBY ASSUMES THE RISK OF CHANGES IN APPLICABLE LAWS AND REGULATIONS RELATING TO PAST, PRESENT AND FUTURE ENVIRONMENTAL CONDITIONS ON THE PROPERTY AND THE RISK THAT ADVERSE PHYSICAL CHARACTERISTICS AND CONDITIONS, INCLUDING THE PRESENCE OF HAZARDOUS SUBSTANCES OR OTHER CONTAMINANTS, MAY NOT HAVE BEEN REVEALED BY BUYER'S INVESTIGATION.
(h)THE PROVISIONS OF THIS SECTION 13.1 WILL SURVIVE THE TERMINATION OF THIS AGREEMENT AND THE COE, AS APPLICABLE. EACH PERSON EXPRESSLY BENEFITTING FROM THE PROVISIONS OF THIS SECTION 13.1 (INCLUDING ALL OF THE RELEASED PARTIES) ARE AND ARE INTENDED TO BE THIRD PARTY BENEFICIARIES OF THIS SECTION 13.1.
(i)Notwithstanding anything to the contrary contained in this Section 13.1, Buyer shall have the right to defend any governmental or third party environmental claim asserted against Buyer after COE with respect to any environmental matter occurring prior to COE by alleging that Seller and not Buyer is responsible for such claim.
“Environmental Law” means any applicable federal, state or local law, ordinance, rule, permit or regulation or any applicable order, judgment, injunction or decree of any applicable Governmental Authority relating to pollution or substances, wastes or materials which are considered to be hazardous or toxic, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Emergency Planning and Community Right to Know Act, all amendments and supplements to any of the foregoing and all regulations and publications promulgated or issued relative to the foregoing.
“Hazardous Substances” means any and all pollutants, contaminants, toxic or hazardous wastes or any other substances or materials that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized under any Environmental Law (including lead paint, asbestos, urea formaldehyde foam insulation, petroleum, petroleum products and polychlorinated biphenyls); any and all substances, materials or wastes which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous; and any and all substances, materials or wastes which constitute or contain radon gas, mold, electromagnetic waves or any of the substances or materials identified above in this definition.

All representations and warranties made in this Agreement by Seller shall survive the execution and delivery of this Agreement and COE for a period of three hundred and sixty five (365) days. On the expiration of the three hundred sixty-five (365) day period, all such representations, warranties and indemnities will be of no further force or effect except to the extent that, with respect to any particular alleged breach, Buyer gives Seller notice of such alleged breach, with reasonable detail as to the nature of such breach, within three hundred and sixty five (365) after the Closing Date and files an action against Seller with respect to such alleged breach within one hundred eighty (180) days after the date of providing such notice. Seller's total liability for any and all breaches of all representations, warranties and indemnities contained in this Agreement or in any Transfer Document shall be limited to, and shall not exceed, One Million Dollars ($1,000,000) in the aggregate. Further, in no event will Seller be liable for any consequential, indirect or punitive damages as a result of, or arising from any breach of or indemnity under, this Agreement or any Transfer Document. Buyer shall not seek, and hereby specifically waives any right to recover, any such consequential, indirect or punitive damages. In no event will any claim for a breach of any representation, warranty or indemnity of Seller post-COE be actionable or payable if the breach in question results from or is based on a condition, state of facts or other matter of which Buyer had actual, conscious (and not constructive or imputed) knowledge prior to the COE or that was contained in any of the files, books, documents or records listed on Exhibit H or the Tenant estoppel. If COE occurs, Seller will have no liability or obligation to Buyer under or arising out of or relating to this Agreement, the Transfer Documents or the Property except for breaches by Seller of the representation, warranties and indemnities in this Agreement or the Transfer Documents and except for those matters which expressly survive the COE, as limited by this paragraph and any additional limitations in this Agreement and the Transfer Documents. The provisions of this paragraph will survive Closing or any termination of this Agreement, as applicable.

All references in this Agreement, any Transaction Documents or otherwise, to the “knowledge of Seller,” “Seller’s knowledge” or words of like effect will refer only to the actual, conscious knowledge of Justin Blomberg (the “Seller Knowledge Party”), and no others, as of the date such representation and warranty is made. Seller represents and warrants to Buyer that the Seller Knowledge Party is the individual who is the person within Seller’s organization, or is an agent of Seller, who has been primarily responsible for the Property and the person within Seller’s organization, or as agent of Seller, to whom any material issues with respect to the matters set forth in this Section 13 would be raised in the ordinary course of business. The term “knowledge of Seller,” “Seller’s Knowledge” or words of like effect will not be construed, by imputation or otherwise, to refer to the knowledge of any Affiliate of Seller, or to any other partner, member, shareholder, beneficial owner, director, officer, agent, manager, representative, employee, attorney or consultant of Seller, Seller’s direct or indirect beneficial owners or any of their respective Affiliates, or to impose on any individual named above any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. Buyer acknowledges that the Seller Knowledge Party is named solely for the purpose of defining and narrowing the scope of Seller’s knowledge and not for the purpose of imposing any liability on or creating any duties running from such individual to Buyer. Buyer covenants that it will bring no action of any kind against the Seller Knowledge Party related to or arising out of the representations and warranties made in this Agreement, the Transfer Documents or otherwise.

14.    BUYER’S REPRESENTATIONS WARRANTIES AND COVENANTS.

(a)    Buyer hereby represents and warrants to Seller as of the Effective Date and again as of COE that:

(i)    Buyer is a duly organized and validly existing limited liability company under the laws of the State of Arizona. Buyer has full power and authority to execute, deliver and perform under this Agreement as well as under the Transfer Documents;

(ii)    Buyer has taken all necessary action to authorize the execution, delivery and performance of this Agreement. Upon the execution and delivery of any document to be delivered by Buyer on or prior to the COE, this Agreement and such document will constitute the valid and binding obligation and agreement of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors;

(iii)    Executive Order.
(a)    Buyer is in compliance with the requirements of the Order and other similar requirements contained in the rules and regulations of the office of OFAC and in any enabling legislation or other Executive Orders or regulations in respect thereof.

(b)    Buyer is not:

(1)    listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other Lists; or

(2)    a Person who has been determined by competent authority to be subject to the prohibitions contained in any of the Orders.

(iv)    Buyer is not (and, throughout the period transactions are occurring pursuant to this Agreement, will not be) and is not acting on behalf of (and, throughout the period transactions are occurring pursuant to this Agreement, will not be acting on behalf of) an “employee benefit plan” as defined in Section 3(3) of ERISA, that is subject to Title I of ERISA, a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code of 1986, as amended, or an entity deemed to hold the plan assets of any of the foregoing pursuant to 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.  Buyer is either not, and is not using the assets of, a “governmental plan” as defined in Section 3(32) of ERISA or, if Buyer is, or is using the assets of, a governmental plan, the transactions contemplated by this Agreement are not in violation of any laws applicable to Buyer, regulating investments of, or fiduciary obligations with respect to, governmental plans.
(v)    there are no actions or proceedings pending or to Buyer’s knowledge, threatened against Buyer which may in any manner whatsoever affect the validity or enforceability of this Agreement or any of the documents, the agreed upon forms of which are attached hereto as Exhibits; and
(vi)    the execution, delivery or performance of this Agreement and the Transfer Documents have not and will not constitute a breach of the terms, conditions or provisions of, or conflict with or constitute a default under any other agreement or instrument, law or court order under which Buyer is a party or may be bound.

(b)    Further, Buyer hereby covenants to Seller as of the Effective Date that:

(i)    should Buyer receive notice or knowledge of any information regarding any of the matters set forth in this Section 14 after the Effective Date and prior to COE, Buyer will promptly notify Seller of the same in writing.

All representations and warranties made in this Agreement by Buyer shall survive the execution and delivery of this Agreement and COE for a period of one hundred eighty (180) days. On the expiration of the one hundred eighty (180) day period, all representations and warranties will be of no further force or effect except to the extent that with respect to any particular alleged breach, Seller gives Buyer notice of such alleged breach, with reasonable detail as to the nature of such breach, prior to the expiration of the one hundred eighty (180) day period and files an action against Buyer with respect to such alleged breach within ninety (90) days after the giving of such notice. Buyer’s total liability for any and all breaches of all representations, warranties and indemnities contained in this Agreement shall be limited to, and shall not exceed, One Million Dollars ($1,000,000) in the aggregate. In no event will Buyer be liable for, nor will Seller seek, and hereby specifically waives any right to recover, any such consequential, indirect or punitive damages. In no event will any claim for a breach of any representation, warranty or indemnity of Buyer be actionable or payable post-COE if the breach in question results from or is based on a condition, state of facts or other matter of which Seller had actual, conscious (and not constructive or imputed) knowledge prior to the COE. The provisions of this paragraph will survive Closing or any termination of this Agreement, as applicable.

15.    RENTS AND DEPOSITS. Seller and Buyer agree that, in addition to all other conditions and covenants contained herein, Seller shall deliver to Buyer and Escrow Agent not later than the day immediately prior to COE information, certified by Seller to be true and accurate as of the date thereof and as of the date of COE, with respect to (i) the amount of Tenant’s security deposit under the Lease, if any, and (ii) prepaid and/or abated rents, including, without limitation, the amount thereof and the date to which such rents have been paid.

16.    BROKER’S COMMISSION. Concerning any brokerage commission, the Parties agree as follows:

(a)    the Parties warrant to one another that they have not dealt with any finder, broker or realtor in connection with this Agreement except Fred Arena of Vision Equities (“Broker”); Seller advises that Broker has acknowledged that no fee of any type or kind is due to Fred Arena, it, or its affiliates and if Broker shall later seek a fee Seller shall be responsible for the same; and

(b)    if any person shall assert a claim to a finder’s fee or brokerage commission on account of alleged employment as a finder or broker in connection with this Agreement (including Broker), the Party under whom the finder or broker is claiming shall indemnify, defend and hold the other Party harmless from and against any such claim and all costs, expenses and liabilities incurred in connection with such claim or any action or proceeding brought on such claim, including, but not limited to, counsel and witness fees and court costs in defending against such claim. The provisions of this subsection shall survive cancellation of this Agreement or COE.

17.    CLOSE OF ESCROW. COE shall be on or before 5:00 p.m. MST on the thirtieth 30th day after the expiration of the Study Period, as extended pursuant to this Agreement or such earlier date as Buyer and Seller may mutually agree by giving not less than five (5) days prior written notice to Escrow Agent (the “Closing Date”).

18.    ASSIGNMENT. This Agreement may not be assigned by Seller or Buyer without the prior written consent of the other. This Agreement and Buyer’s rights may be transferred and assigned to an Affiliate of Buyer, Cole Operating Partnership IV, LP, a Delaware limited partnership, Cole REIT III Operating Partnership, LP, a Delaware limited partnership, Cole Corporate Income Operating Partnership, LP, a Delaware limited partnership, Cole Corporate Income Operating Partnership II, LP, a Delaware limited partnership, or Cole Real Estate Income Strategy (Daily NAV) Operating Partnership, LP, a Delaware limited partnership, without the consent of Seller. Any assignee or transferee under any such Buyer assignment or transfer as to which Seller’s written consent has been given will expressly assume all of Buyers duties, liabilities and obligations under this Agreement by written instrument delivered to Seller as a condition to the effectiveness of the assignment or transfer. No assignment will relieve the original Buyer of any duties or obligations under this Agreement, and the written assignment and assumption instrument must, as a condition to the effectiveness thereof, expressly so provide; provided, however, with respect to any assignment, if COE occurs the assigning party (but not the assignee) shall be relieved of all its obligations arising under this Agreement before, on and after COE. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of Seller and Buyer and their respective legal representatives, successors and permitted assigns. This Agreement is not intended and will not be construed to create any rights in or to be enforceable in any part by any other persons.

Affiliate for purposes of this Agreement shall mean with respect to any specified Person, any other Person that (1) directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person; (2) is a partner, member, manager, director, officer or trustee of the specified Person or of any Person covered by clause (1) above or clause (3) below; or (3) is a partner of a partnership or joint venture or member of a limited liability company that owns, or is a beneficiary or trustee of a trust that owns, or other owner of any stock or other evidences of beneficial ownership in, the specified Person or any Person who directly or indirectly through one or more intermediaries controls, or is controlled by or under common control with, the specified Person. For purposes of this definition, the term "control" means the possession, directly or indirectly, of the power to direct or to cause the direction of the management and policies of a Person, whether through the ownership of voting stock, beneficial interests or partnership interests, by contract or otherwise.

19.    RISK OF LOSS. Seller shall bear all risk of loss resulting from or related to damage of or to the Property or any part thereof which may occur prior to COE.
(a)Immaterial Damage or Destruction. In the event of any immaterial damage or destruction to the Property occurring after the Effective Date and provided Seller is maintaining casualty insurance providing replacement cost and rental loss coverage, Seller and Buyer will proceed to close under this Agreement, and Buyer will be entitled to receive (and Seller will assign to Buyer at the COE Seller's rights under insurance policies to receive): (i) any insurance proceeds (including any rent loss insurance applicable to any period on and after the COE but excluding such proceeds applicable to any period prior to COE) due Seller as a result of such damage or destruction, plus (ii) an amount from Seller equal to Seller's unpaid deductible with respect to such casualty. Upon the occurrence of the COE and Buyer's receipt of the foregoing proceeds, or assignment of the right to receive such proceeds, as the case may be, Buyer shall assume responsibility for repair of the damage or destruction. For purposes of this Agreement, the term “immaterial damage or destruction” means such instances of damage or destruction that: (u) can be repaired or restored at a cost equal to or less than the amount that is two and one half percent (2.5%) of the Purchase Price, (v) do not give any Tenant a right to terminate its Lease (or if such right to terminate exists, such right has expired or been expressly waived in writing by such Tenant) or abate or reduce payment of rents or other charges, (w) do not materially affect vehicular ingress and egress to and from the Property in Buyer’s reasonable judgment, (x) do not reduce the number of off-street parking spaces existing on the Property as of the Effective Date below the number required to comply with applicable zoning laws, the Lease or recorded instruments affecting the Property, (y) do not result in the taking of any portion of any building, and (z) do not otherwise materially and adversely interfere with the operation or use of the Improvements currently existing on the Property.
(b)Material Damage or Destruction. In the event of any material damage or destruction to the Property occurring after the Effective Date, Buyer may, at its option, by giving notice to Seller within the earlier of twenty (20) days after Buyer is notified by Seller of such material damage or destruction or the Closing Date (but in no event will Buyer have less than ten (10) days after Buyer is notified by Seller of such material damage or destruction to make the decision, and if necessary the Closing Date will be extended to give Buyer the full 10-day period to make such election): (i) terminate this Agreement, and Escrow Agent will promptly return the Earnest Money Deposit to Buyer and the rights, duties, obligations and liabilities of the parties under this Agreement will immediately terminate and be of no further force or effect, except for those which expressly survive termination under the provisions of this Agreement or (ii) proceed to close under this Agreement, assume responsibility for such repairs and receive (and Seller will assign to Buyer at the COE Seller's rights under insurance policies to receive) any insurance proceeds (including any rent loss insurance applicable to the period on or after the Closing Date but excluding such proceeds applicable to any period prior to COE) due Seller, plus an amount from Seller equal to Seller's unpaid deductible with respect to such casualty. If Buyer fails to deliver to Seller notice of Buyer's election within the period set forth above, Buyer will be deemed to have elected to terminate the Agreement as provided in clause (i) of the preceding sentence. If Buyer elects clause (ii) above, Seller will cooperate reasonably and in good faith with Buyer after the COE to assist Buyer in obtaining the insurance proceeds from Seller's insurers (but without being obligated to expend funds or insure liability). For purposes of this Agreement “material damage or destruction” means all instances of damage or destruction that are not defined as immaterial damage or destruction in Section 19(a) above.
19.1    Condemnation. If, prior to the COE, all or any material part of the Property is subjected to a bona fide threat of condemnation by a body having the power of eminent domain or is taken by eminent domain or condemnation (or a conveyance in lieu thereof), or if Seller has received written notice that any material condemnation action or proceeding with respect to the Property is contemplated by a body having the power of eminent domain, Seller will give Buyer prompt notice, and Buyer may, by giving notice to Seller within ten (10) days after the receipt of such notice from Seller, elect to terminate this Agreement. If Buyer elects to terminate this Agreement in accordance with this Section 19.1, then the Earnest Money Deposit will be returned promptly to Buyer by Escrow Agent and the rights, duties, obligations, and liabilities of the parties under this Agreement will immediately terminate and be of no further force and effect, except for those which expressly survive termination under the Agreement. If Buyer does not elect or have the right (that is, if the condemnation is not material) to terminate this Agreement by notice to Seller within such ten (10) day period, the sale of the Property will be effected with no further adjustment and without reduction of the Purchase Price, and at the COE, Seller will assign, transfer and set over to Buyer all of the right, title and interest of Seller in and to any awards applicable to the Property that have been or that may be made for such taking, less the actual out-of-pocket costs, expenses and fees incurred by Seller in connection with the negotiation and settlement of the condemnation action or proceeding or conveyance in lieu thereof. As used in this Section 19.1, a “material part” of the Property is such a portion that (u) cannot be repaired or restored at a cost equal to or less than the amount that is two and one half percent (2.5%) of the Purchase Price, (v) gives any Tenant a right to terminate its Lease (or if such right to terminate exists, such right has expired or been expressly waived in writing by such Tenant) or abate or reduce payment of rents or other charges, (w) materially affects vehicular ingress and egress to and from the Property in Buyer’s reasonable judgment, (x) reduces the number of off-street parking spaces existing on the Property as of the Effective Date below the number required to comply with applicable zoning laws, the Lease or recorded instruments affecting the Property, (y) results in the taking of any portion of any building, and (z)  otherwise materially and adversely interferes with the operation or use of the Improvements currently existing on the Property.
    20.    REMEDIES.
(a)    Seller’s Breach. If Seller (1) fails to sell the Property to Buyer in accordance with this Agreement for any reason other than Buyer's material default, failure of a condition to Seller's obligation to close, or Seller's or Buyer's permitted termination of this Agreement as expressly provided in this Agreement, or (2) breaches this Agreement, including, without limitation, a breach of any representation or warranty of Seller set forth herein, then Buyer may, at Buyer’s sole option, either: (i) by written notice to Seller and Escrow Agent, cancel this Agreement whereupon the Earnest Money Deposit shall be paid immediately by Escrow Agent to Buyer, Seller shall promptly reimburse to Buyer its reasonable and actually incurred out-of-pocket and third-party property diligence expenses not to exceed Fifty Thousand Dollars ($50,000.00) and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation hereunder; (ii) extend the date scheduled for COE for such reasonable period of time as may be required to permit Seller to cure or remedy such breach (provided such period of time shall not exceed thirty (30) days unless such greater period of time is agreed to in writing by Seller); or (iii) to enforce specific performance of Seller's obligation to execute and deliver the documents required to convey the Property to Buyer in accordance with this Agreement (provided that any action, suit or proceeding brought by Buyer against Seller for specific performance must be commenced and served, if at all, in accordance with Section 22 hereof on or before the date which is six (6) months after the scheduled date of COE otherwise in effect hereunder and, if not commenced and served on or before such date, such action, suit or proceeding thereafter shall be void and of no force or effect). Notwithstanding the foregoing, if specific performance is unavailable as a remedy to Buyer because of Seller’s affirmative act or intentional omission, Buyer shall be entitled to pursue all rights and remedies available at law or in equity. Seller hereby acknowledges and agrees that, except as otherwise expressly set forth in this Agreement, the provisions of this Section 20(a) shall not limit any rights or remedies Buyer may have against Seller after COE for any misrepresentation, breach of warranty or default by Seller in any of its obligations under this Agreement, the Transfer Documents or any other documents to be entered into pursuant to this Agreement. Buyer further agrees, as part of the consideration for Seller entering into this Agreement, that Buyer will not, except in connection with an action under clause (iii) above, place or attempt to place a lis pendens on the Land or Improvements or any part thereof; any violation of this covenant shall constitute a Buyer default hereunder, and Seller may cause any such lis pendens to be cancelled of record as a matter of right in addition to its other rights and remedies.

(b)    Buyer’s Breach. If Buyer fails to purchase the Property in accordance with this Agreement for any reason other than Seller's material default, failure of a condition to Buyer's obligation to close, or Seller’s or Buyer's exercise of an express right of termination granted in this Agreement, then Buyer shall be deemed to be in default hereunder and, as its sole remedy Seller shall be entitled to retain the Earnest Money Deposit in accordance with subsection 5(b) as Seller’s agreed and total liquidated damages. The foregoing liquidated damages provision will not apply to or limit Buyer's liability for Buyer's obligations under Sections 7(b), 13.1, 16(b), and 23(b) of this Agreement or any of Buyer's obligations under any of the Transfer Documents. Buyer waives and releases any right to (and hereby covenants that it will not) sue Seller or seek or claim a refund of the Earnest Money Deposit on the grounds it is unreasonable in amount and exceeds Seller's actual damages or that retention by Seller of the Earnest Money Deposit constitutes a penalty and not agreed upon and reasonable liquidated damages. Seller hereby waives any right to seek any equitable or legal remedies against Buyer except as otherwise expressly provided in this Agreement.

21.    ATTORNEYS’ FEES. If there is any litigation to enforce any provisions or rights arising under this Agreement, each party shall bear their/its own costs and expenses, including, but not limited to, attorneys’ fees incurred.

22.    NOTICES.

(a)    Addresses. Except as otherwise required by law, any notice required or permitted hereunder shall be in writing and shall be given by personal delivery, or by deposit in the U.S. Mail, certified or registered, return receipt requested, postage prepaid, addressed to the Parties at the addresses set forth below, or at such other address as a Party may designate in writing pursuant hereto, or telecopy (fax), or any express or overnight delivery service (e.g., Federal Express), delivery charges prepaid:

if to Seller:	FE Properties Las Vegas LLC
c/o Quarry Capital LLC
1370 Jet Stream Drive, Suite 140
Henderson, NV 89052
Attn:    Justin Blomberg
Tel.:    (702) 889-0827
Fax:    (702) 966-3832

if to Buyer:                    Series C, LLC
c/o Cole Real Estate Investments
2325 E. Camelback Road, Suite 1100
Phoenix, AZ 85016
Attn:    Legal Department/Kathy Simens
Tel.:    (602) 778-8700
Fax:    (480) 449-7012

with copies to:	Kutak Rock LLP
8601 N. Scottsdale Road, Suite 300
Scottsdale, AZ 85253
Attn:    Joy Sullivan
Tel.:    (480) 429-5000
Fax:    (480) 429-5001

If to Escrow Agent:	First American Title Insurance Company
2425 E. Camelback Road, Suite 300
Phoenix, AZ 85016
Attn:    Mr. Brandon Grajewski
Tel.:    (602) 567-8145
Fax:    (602) 567-8101

(b)     Effective Date of Notices. Notice shall be deemed to have been given on the date on which notice is delivered, if notice is given by personal delivery or telecopy, and on the date of deposit in the mail, if mailed or deposited with the overnight carrier, if used. Notice shall be deemed to have been received (i) on the date on which the notice is received, if notice is given by telecopy or personal delivery, (ii) on the first business day following deposit with an overnight carrier, if used, and (iii) on the second (2nd) day following deposit in the U.S. Mail, if notice is mailed. If escrow has opened, a copy of any notice given to a party shall also be given to Escrow Agent by regular U.S. Mail or by any other method provided for herein.

23.    CLOSING COSTS.

(a)    Closing Costs. Seller and Buyer agree to pay closing costs as indicated in this Agreement and in the escrow instructions attached hereto as Exhibit F, and by this reference incorporated herein (the “Escrow Instructions”). At COE, Seller shall pay (i) the costs of releasing all liens, judgments, and other encumbrances that are to be released and of recording such releases, (ii) one-half the fees and costs due Escrow Agent for its services, (iii) the transfer tax associated with the sale of the Property, if any, and (iv) all other costs to be paid by Seller under this Agreement. At COE, Buyer shall pay (i) one-half the fees and costs due Escrow Agent for its services, (ii) the cost of the Survey, and (iii) all other costs to be paid by Buyer under this Agreement. Except as otherwise provided for in this Agreement, Seller and Buyer will each be solely responsible for and bear all of their own respective expenses, including, without limitation, expenses of legal counsel, accountants, and other advisors incurred at any time in connection with pursuing or consummating the transaction contemplated herein. Any other closing costs not specifically designated as the responsibility of either Party in the Escrow Instructions or in this Agreement shall be paid by Seller and Buyer according to the usual and customary allocation of the same by Escrow Agent. Seller agrees that all closing costs payable by Seller shall be deducted from Seller’s proceeds otherwise payable to Seller at COE. Buyer shall deposit with Escrow Agent sufficient cash to pay all of Buyer’s closing costs.

(b)    Prorations.

i.Taxes. To the extent not paid directly by Tenant to the governmental authority, or to the extent it is an obligation of Seller and not Tenant under the Lease, all general and special real estate taxes and assessments imposed by any governmental authority with respect to the Property (or any component thereof) (collectively, "Taxes") for the year in which the COE occurs will be prorated between Seller and Buyer as of the COE based on the parties' respective period of ownership during such tax year.
ii.Intentionally omitted.
iii.Tax Appeals. Seller reserves the right to (i) contest any taxes, assessments or reassessments of the Land and Improvements and Property (or any portion thereof) that relate to all or any portion of fiscal tax year 2013-2014; (ii) attempt to obtain a refund for any taxes or assessments previously paid by Seller; and (iii) meet with governmental officials in connection with (i) or (ii) immediately above; however, if Seller undertakes any of the foregoing, it will notify and coordinate in a commercially reasonable manner with Buyer. The provisions of this Section 23(b)(iii) will survive COE.
iv.Rents. Rents and any other amounts paid to Seller by the Tenant (or by other parties using the Property) will be prorated in accordance with this Section 23(b)(iv) as of the COE and be adjusted against the Purchase Price. Seller and Buyer will prorate all rents (which shall be deemed to include parking fees or other parking charges paid by tenants), additional rent, common area maintenance charges, operating expense and Taxes contributions, tenant reimbursements and escalations, and all other payments under the Lease received as of the COE, so that at COE: (i) Seller will receive the portion of all rent payments and other payments attributable to any period prior to the COE and will receive reimbursement for all expenses paid by Seller up to the COE for which Seller is entitled to reimbursement under the Lease (including additional rent installment payments for operating expenses, Taxes and charges for appeals relating to Taxes to the extent permitted under the Leases); such expenses will be reasonably estimated if not ascertainable as of the COE and then will be re-adjusted as provided in Section 23(b)(iv) below when actual amounts are determined, and (ii) the excess, if any, is credited to Buyer. If income to the Property includes other revenues paid by parties other than Tenant, then such revenues and all operating and other expenses specifically attributable thereto and services and not included in the charges to Tenant described above in this Section 23(b)(iv) likewise shall be prorated and allocated in accordance with the procedure and provisions set forth above with respect to Leases. The provisions of this Section 23(b)(iv) will survive the COE.
v.Security Deposits. Buyer will receive at COE a credit for all Security Deposit obligations, if any, assigned to and assumed by Buyer at COE in connection with the Lease.
vi.Operating Expenses; Year End Reconciliation. To the extent not paid directly by Tenant to the governmental authority, or to the extent it is an obligation of Seller and not Tenant under the Lease, operating expenses actually paid or payable by

Seller as of the COE, even if not then due and payable (which will include expenses under all contracts which, even if terminated at or prior to COE, continue by their terms for a period after COE), will be prorated as of the COE based on the parties' respective period of ownership during the period for which such charges are billed and adjusted against the Purchase Price.
vii.Other Prorations. To the extent not paid directly by Tenant, all other applicable prorations with respect to the Property (or any component thereof) for the year in which the COE occurs will be prorated between Seller and Buyer as of the COE based on the parties' respective period of ownership during such year.
(d)    Instructions. This Agreement, together with the Escrow Instructions, shall constitute escrow instructions for the transaction contemplated herein. Such escrow instructions shall be construed as applying principally to Escrow Agent’s employment.

(e)     Survival. The provisions of this Section 23 shall survive COE.

24.    ESCROW CANCELLATION CHARGES. If escrow fails to close because of Seller’s default, Seller shall be liable for any cancellation charges of Escrow Agent. If escrow fails to close because of Buyer’s default, Buyer shall be liable for any cancellation charges of Escrow Agent. If escrow fails to close for any other reason, Seller and Buyer shall each be liable for one‑half of any cancellation charges of Escrow Agent. The provisions of this Section 24 shall survive cancellation of this Agreement.

25.    APPROVALS. Concerning all matters in this Agreement requiring the consent or approval of any Party, the Parties agree that any such consent or approval shall not be unreasonably withheld unless otherwise provided in this Agreement.

26.    INTENTIONALLY LEFT BLANK.

27.    ADDITIONAL ACTS. The Parties agree to execute promptly such other documents and to perform such other acts as may be reasonably necessary to carry out the purpose and intent of this Agreement.

28.    GOVERNING LAW. This Agreement shall be governed by and construed or enforced in accordance with the laws of the State of Nevada.

29.    CONSTRUCTION. The terms and provisions of this Agreement represent the results of negotiations among the Parties, each of which has been represented by counsel of its own choosing, and neither of which has acted under any duress or compulsion, whether legal, economic or otherwise. Consequently, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and the Parties each hereby waive the application of any rule of law which would otherwise be applicable in connection with the interpretation and construction of this Agreement that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed Agreement or any earlier draft of the same.

30.    TIME OF ESSENCE. Time is of the essence of this Agreement. However, if this Agreement requires any act to be done or action to be taken on a date which is a Saturday, Sunday or legal holiday, such act or action shall be deemed to have been validly done or taken if done or taken on the next succeeding day which is not a Saturday, Sunday or legal holiday, and the successive periods shall be deemed extended accordingly.

31.    INTERPRETATION. If there is any specific and direct conflict between, or any ambiguity resulting from, the terms and provisions of this Agreement and the terms and provisions of any document, instrument or other agreement executed in connection herewith or in furtherance hereof, including any Exhibits hereto, the same shall be consistently interpreted in such manner as to give effect to the general purposes and intention as expressed in this Agreement which shall be deemed to prevail and control.

32.    HEADINGS. The headings of this Agreement are for reference only and shall not limit or define the meaning of any provision of this Agreement.

33.    FAX AND COUNTERPARTS. This Agreement may be executed by facsimile, by email (in “.pdf” format) and/or in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same instrument.

34.    INCORPORATION OF EXHIBITS BY REFERENCE. All Exhibits to this Agreement are fully incorporated herein as though set forth at length herein.

35.    SEVERABILITY. If any provision of this Agreement is unenforceable, the remaining provisions shall nevertheless be kept in effect.

36.    ENTIRE AGREEMENT. This Agreement contains the entire agreement between the Parties and supersedes all prior agreements, oral or written, with respect to the subject matter hereof. The provisions of this Agreement shall be construed as a whole and not strictly for or against any Party.

37.    INTENTIONALLY OMITTED.

38.    INTENTIONALLY OMITTED.

39.    SEC S-X 3-14 Audit. In order to enable Buyer to comply with the reporting requirements of the Securities and Exchange Commission (the “SEC”), Seller agrees to provide Buyer and its representatives information sufficient for Buyer to comply with SEC Rule 3-14 of Regulation S-X, including Seller's most current financial statements relating to the financial operation of the Property for the current fiscal year and the most recent pre-acquisition fiscal year, and upon request, support for certain operating revenues and expenses specific to the Property

(collectively, the “SEC Filing Information”). Seller understands that certain of the SEC Filing Information may be included in filings required to be made by Buyer with the SEC. Seller will cooperate in providing data and by being available to answer questions with respect to its records as they arise, both before and after the expiration of the Study Period. This Section 39 shall survive COE for a period of one (1) year.

40.    TENANT AUDIT RIGHT. In the event that Tenant has the right to inspect and audit the books, records and other documents of the landlord under the Lease which evidence the purchase price of the Real Property, the development and construction costs of the Improvements, and/or common area maintenance costs and expenses, Seller hereby covenants and agrees that it shall retain such books, records and other documents which will enable Tenant to conduct a full and complete audit thereof until the date that is six (6) months after the latest date that Tenant could demand an inspection and/or audit thereof pursuant to the Lease and, upon written request therefore from Buyer, or any successor or assign, thereof, shall provide both Buyer and Tenant with reasonable access thereto and otherwise reasonably cooperate with both Buyer and Tenant with respect to such inspection and/or audit by Tenant. In the event Tenant claims any right to a credit, refund or other reimbursement as a result of such audit, Seller shall indemnify, hold harmless and defend the Indemnified Parties from any and all Claims relating thereto or arising therefrom. The provisions of this Section 40 shall survive COE.

41.    LIKE-KIND EXCHANGE. (a) Seller agrees to reasonably cooperate with Buyer by executing such documents or taking such action as Buyer reasonably requests in connection with any tax deferred exchange pursuant to Section 1031 of the Tax Code, provided that (i) the transaction contemplated by this Agreement shall not be conditioned upon completion of such exchange; (ii) Seller shall not be required to take title to any real property in connection with any such exchange; (iii) Seller shall not incur any liability by reason of any such exchange; and (iv) Seller shall not be relieved of any of its obligations under this Agreement as a result of any such exchange.
(b) Buyer agrees to reasonably cooperate with Seller by executing such documents or taking such action as Seller reasonably requests in connection with any tax deferred exchange pursuant to Section 1031 of the Tax Code, provided that (i) the transaction contemplated by this Agreement shall not be conditioned upon completion of such exchange; (ii) Buyer shall not be required to take title to any real property (other than the Property) in connection with any such exchange; (iii) Buyer shall not incur any liability by reason of any such exchange; and (iv) Buyer shall not be relieved of any of its obligations under this Agreement as a result of any such exchange.

(c) In order to facilitate a tax deferred exchange pursuant to Section 1031 of the Tax Code, Seller may extend the Closing Date for up to two additional thirty (30) day periods upon delivery of written notice to extend the Closing Date to Escrow Agent and Buyer at least five (5) business days prior to the currently scheduled Closing Date. Upon each election to so extend, the Purchase Price will automatically reduce by $50,000 for each such election.

42.     Governing Law; Dispute Resolution.
(a)    Any controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof, shall be determined by arbitration in Las Vegas, Nevada in accordance with the provisions of this Section 42 and the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in effect on the date of this Agreement. Such controversy or claim shall be heard and determined by a single arbitrator who (i) has the qualifications and experience set forth below in Section 42(b) and (ii) is selected as provided below in Section 42(c). Controversies or claims to be determined by the arbitrator shall include, without limitation, claims for equitable relief such as specific performance. The arbitrator(s) shall base his or her award on this Agreement and applicable law and judicial precedent and shall accompany his or her award with a written explanation of the reasons for such award. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

(b)    Every person nominated or recommended to serve as an arbitrator hereunder shall be a lawyer with excellent academic and professional credentials and be a partner in (or counsel to or retired partner of) a highly respected commercial law firm and who has had experience as an arbitrator and at least 20 years' experience as a practicing attorney specializing in commercial real estate, corporate or commercial and financial matters (or a combination of the foregoing), with expertise in interpreting contracts in the field of law involved in the subject controversy. Except for disputes where the amount in controversy involves monetary relief or damages of less than $1,000,000, which will be handled by a single arbitrator, all arbitration proceedings must be heard by an arbitration panel comprising one arbitrator selected by each Party. If an even number of arbitrators is selected, the selected arbitrators will appoint one additional arbitrator so that an odd number of arbitrators will hear the matter.

(c)    The arbitrator(s) shall be selected as provided in this Section 42 and otherwise in accordance with the AAA's Commercial Arbitration Rules in effect on the date of this Agreement; provided, however, that upon each party's receipt from the AAA of the list of potential arbitrators as being qualified in accordance with the criteria set forth in Section 42(b), such party shall be entitled to strike on a preemptory basis any or all of the names of potential arbitrators on such submitted list. If, within ten (10) days after their receipt of the list submitted by the AAA, the parties cannot agree on one or a panel, as applicable, acceptable arbitrator(s) from such list, the Regional Vice President of the AAA, under the supervision of the AAA's national department of case administration, shall submit to both parties a second list containing the names of five (5) lawyers meeting the foregoing qualifications, each of whom shall be a member of the AAA's Commercial Finance Disputes Arbitration Panel and who shall meet the criteria of Section 42(b) above. Each party shall then be entitled to strike one (1) of such names on a peremptory basis and may indicate its order of preference with respect to the remaining names. The selection of the arbitrator(s) shall then be made by such Regional Vice President from among such name(s) which have not been so stricken by either party and then, if possible, in accordance with their designated order of mutual preference.
(d)    Each party will, upon the written request of the other party, provide the other party with copies of documents relevant to the issues raised by any claim or counterclaim. If the dispute involves an amount that exceeds $250,000, the arbitrator(s) will permit limited discovery including reasonable interrogatories, deposition of key witnesses, and production of material documents that are related to the dispute or that may be used as evidence during the arbitration action, and the arbitrators also will require the exchange of witness lists, hearing exhibits, and a detailed framing of issues. For disputes involving amounts less than $250,000, no discovery will be permitted in connection with the arbitration unless it is expressly authorized by the arbitration panel upon a showing of substantial need by a party seeking discovery. Other discovery may be ordered by the arbitrator (including upon a motion by either party for such an order) to the extent the arbitrator deems additional discovery appropriate, and any dispute regarding discovery, including disputes as to the need therefor or the relevance or scope thereof, shall be determined by the arbitrator within sixty (60) days of the selection of the arbitrator pursuant to Section 42(c), which determination shall be conclusive. All discovery must be completed no later than 20 days before the hearing date and within 120 days of the filing of the dispute with the AAA. To the maximum extent practicable, the AAA, the arbitrators, and the parties agree to take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA.
(e)    All expenses and fees of the arbitrator(s) and expenses for hearing facilities and other expenses of the arbitration shall be borne equally by both parties. Each party shall bear its own counsel fees and the expenses of its witnesses. Any attorney who serves as an arbitrator shall be required to agree, in advance, to do so for a fee based on his or her current hourly rate for handling commercial matters.
(f)    The arbitration proceedings conducted pursuant hereto shall be confidential. Neither party, nor the arbitrator(s), shall disclose any information about the evidence or documents produced by, or obtained from, the other party in the arbitration proceedings except as necessary to comply with legal or regulatory requirements, in the course of a judicial, regulatory or arbitration proceeding or as may be required by a governmental authority. Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure shall give the other party reasonable prior written notice of the intended disclosure so as to afford the other party a reasonable opportunity to protect its interests. The parties shall endeavor mutually and in good faith to have the arbitrator, any expert witnesses and any stenographic reporters to sign appropriate nondisclosure agreements in order to effectuate this agreement of the parties as to confidentiality.
(g)    The arbitrator shall apply to the dispute arising out of or relating to this Agreement the internal laws of the State of Nevada (without regard to conflicts of law principles) and the arbitration laws of the United States (Title 9, U.S. Code).
(h)    EACH PARTY ACKNOWLEDGES AND AGREES THAT BY ITS AGREEMENT TO ARBITRATE ALL DISPUTES AS PROVIDED IN THIS SECTION 42, SUCH PARTY HAS IRREVOCABLY WAIVED (AND HEREBY WAIVES) ANY RIGHT THAT SUCH PARTY HAS TO A TRIAL BY JURY WITH REGARD TO ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT.

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IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the Effective Date.

SELLER:	FE PROPERTIES LAS VEGAS LLC, a Nevada limited liability company

By: /s/ Dennis Troesh

Its: Manager

BUYER:	SERIES C, LLC, an Arizona limited liability company

By: /s/ Todd J. Weiss

Its: Authorized Officer